Table of Contents

Exhibit 4(b)(5)

FAMILY SHARE CALL OPTION AGREEMENT

This FAMILY SHARE CALL OPTION AGREEMENT (“Family Call Option Agreement”), dated as of June 22, 2005, is entered into by and between

PENÍNSULA PARTICIPAÇÕES LTDA., a limited liability company organized and existing under the laws of the Federative Republic of Brazil, with registered head offices in the city of São Paulo, State of São Paulo, Brazil, at Avenida Brigadeiro Luiz Antônio, No. 3.126, and enrolled with the Brazilian Corporate Taxpayer File (CNPJ/MF) under No. 58.292.210/0001 -80, herein represented in accordance with its Articles of Association (hereinafter referred to as “Península”); and

RIO SOE EMPREENDIMENTOS E PARTICIPAÇÕES LTDA., a limited liability company organized and existing under the laws of the Federative Republic of Brazil, with registerred head offices in the city of São Paulo, State of São Paulo, Brazil, at Rua Itália, No. 263, and enrolled with the Brazilian Corporate Taxpayer File (CNPJ/MF) under No. 07.036.028/0001 -28, herein represented in accordance with its Articles of Association (“Rio Soe”), and collectively with Península, referred to as the “Grantors”;

in their capacity as direct owners of an equity interest in CBD (as hereinafter defined), and

CASINO GUICHARD PERRACHON S.A., a corporation organized and existing under the laws of French Republic, with registered head offices at 24, Rue de la Montat, Saint Etienne, France, herein represented in accordance with its By-Laws (hereinafter referred to as “Casino” and, collectively with the Grantors, hereinafter referred to as “Parties” and, individually, as “Party”);

and as Intervening Parties,

ABILIO DOS SANTOS DINIZ, a Brazilian citizen, married, business administrator, the holder of the Brazilian identity card No. 1.965.961 -SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 001.454.918 -20, with offices in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antônio, No 3.126 (“AD”);

LUCILIA MARIA DOS SANTOS DINIZ, Brazilian citizen, divorced, the holder of the Brazilian identity card No. 7.939.774 -SSP/SP and of the Individual Taxpayer Card (CIC) No. 042.841.268 -81, with offices in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Rua Itália, No. 263 (together with Rio Soe, hereinafter collectively referred to as “LMD”);

VIERI PARTICIPAÇÕES S.A., a closely held corporation duly organized and existing under the laws of Brazil, with registered head offices at the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antônio, No. 3.126, and enrolled with the Brazilian Corporate Taxpayer File (CNPJ/MF) under No. 04.746.689/0001 -59 (“HOLDING COMPANY”); and

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a Brazilian corporation with shares listed in the São Paulo Stock Exchange, with registered head office in the city of São Paulo, State of São Paulo, Brazil, enrolled with the Brazilian Corporate Taxpayer Register (CNPJ/MF) under No. 47.508.411/0001 -56, hereinafter referred to as “CBD”.

RECITALS

WHEREAS, AD, in his capacity as one of the majority shareholders of CBD, has agreed to implement, and cause the AD HOLDING COMPANIES (as defined bellow) to implement, a transaction through which Casino has increased its direct or indirect equity interest in CBD on the date hereof;

WHEREAS, the Grantors are willing to allocate part of their shares of CBD´s issued and outstanding Common Shares in order to allow Casino the right to additionally increase its direct equity interest in CBD, under the conditions mentioned herein;

WHEREAS, Casino, subject to the terms and conditions of this Family Call Option Agreement, is interested in the right to additionally increase its direct equity interest in CBD,

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

Article I – Defined Terms

1.1. Except as may otherwise be defined herein, for the purposes of this Family Call Option Agreement the following terms shall have the respective meanings ascribed to them below:

“AD” has the meaning ascribed thereto in the preamble to this Family Call Option Agreement.

“AD HOLDING COMPANIES” means collectively Península and AD Península Empreendimentos e Participações Ltda., a limited liability company organized and existing under the laws of the Federative Republic of Brazil, with registered head offices in the city of São Paulo, State of São Paulo, Brazil, at Avenida Brigadeiro Luiz Antônio, No. 3.126, and enrolled with the Brazilian Corporate Taxpayer File (CNPJ/MF) under No. 07.259.681/0001 -56.

“Affiliate” means any Person directly or indirectly at any time controlling, controlled by, or under common Control with another Person.

“Business Day” means any day of the year on which national banking institutions in a relevant place are open to public for conducting business and are not required or authorized to close.

“Call Option” has the meaning ascribed thereto under Section 2.1 of this Family Call Option Agreement.

“Call Option Notice” has the meaning ascribed thereto under Section 2.3 of this Family Call Option Agreement.

“Casino” has the meaning ascribed thereto in the preamble to this Family Call Option Agreement.

“CBD” has the meaning described in the preamble of this Family Call Option Agreement.

“Common Shares” means the voting common shares of the capital stock of a Brazilian corporation.

“Conversion Rate” for conversion of U.S. Dollars into Brazilian Reais and vice versa means the average exchange rate for the U.S. Dollar published by the Central Bank of Brazil via SISBACEN for the PTAX-800, option 5, rates for accounting transactions. If the Central Bank of Brazil does not publish, for any reason, the PTAX-800 rate, the Conversion Rate shall be the average exchange rate determined by the Central Bank of Brazil for the U.S. Dollar in connection with foreign investment transactions registered or registerable with the Central Bank of Brazil.

“Date for the Transfer of the Shares Subject to the Call Option” has the meaning ascribed thereto under Section 2.4 of this Family Call Option Agreement.

“Expiration Date for the Exercise of the Call Option” has the meaning ascribed thereto under Section 2.2 of this Family Call Option Agreement.

“Family Call Option Agreement” means this Agreement.

“Governmental Authority” means any Brazilian or French or Luxembourg or United States or other federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“HOLDING COMPANY” has the meaning ascribed thereto in the preamble to this Family Call Option Agreement.

“Instrument of Usufruct” means the agreement executed on even date herewith whereby Casino and AD, among others, have granted the HOLDING COMPANY with certain voting rights related to their Common Shares of the CBD.

“JV Agreement” means the agreement executed by, among others, AD and Casino, on May 3, 2005.

“Lien” means any lien, pledge, security interest, claim, lease, charge, option, right of first refusal, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever that may affect the free full ownership or may impair the disposal at any time whatsoever.

“Party” or “Parties” has the meaning ascribed thereto in the preamble to this Family Call Option Agreement.

“Period for the Exercise of the Call Option” has the meaning ascribed thereto under Section 2.2 of this Family Call Option Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Preferred Shares” means the non-voting preferred shares of the capital stock of a Brazilian corporation.

“Price for the Shares Subject to the Call Option” has the meaning ascribed thereto under Section 2.1.1 of this Family Call Option Agreement.

“Representative of the Grantors” has the meaning ascribed thereto under Section 7.15 of this Family Call Option Agreement.

“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, donation, payroll, employment, social security, social contribution, financial, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in (a) above, and (c) any transferee liability in respect of any items described in (a) and (b) above.

“Third Party” means any Person who is not directly or indirectly related to any of the Parties or any Affiliate thereof or in any manner whatsoever becomes bound by any sort of agreement with respect to the matters set forth herein;

Article II – The Call Option

2.1. Subject to the terms and conditions of this Family Call Option Agreement, the Grantors hereby jointly grant to Casino an option to purchase (the “Call Option”) Two Billion and Eight Hundred Million (2,800,000,000) shares of CBD’s issued and outstanding Common Shares being One Billion, Three Hundred and Ninety-Two Million, Eighty-Seven Thousand and One Hundred and Twenty-Nine (1,392,087,129) Common Shares owned by Península and One Billion, Four Hundred and Seven Million, Nine Hundred and Twelve Thousand and Eight Hundred and Seventy-One (1,407,912,871) Common Shares owned by Rio Soe (hereinafter collectively referred to as the “Shares Subject to the Call Option”). Upon the exercise of the Call

Option by Casino, the Grantors undertake to sell the Shares Subject to the Call Option under the terms and conditions of this Family Call Option Agreement.

2.1.1. The Price for the Shares Subject to the Call Option shall be Seventy-Eight Million and Four Hundred Thousand U.S. Dollars (US$ 78,400,000), meaning Twenty-Eight U.S. Dollars (US$ 28.00) per thousand Common Shares (the “Price for the Shares Subject to the Call Option”).

2.2. Casino shall be entitled to exercise the Call Option at any time on or before the last day of the third (3rd) year after the date hereof, i.e. June 21, 2008, hereinafter referred to as the “Period for the Exercise of the Call Option”. The Call Option shall expire at 6:00 pm, São Paulo time, on June 21, 2008 (the “Expiration Date for the Exercise of the Call Option”). Should the Expiration Date for the Exercise of the Call Option not be a Business Day in São Paulo, then the Call Option shall expire at 6:00 pm, São Paulo time, on the Business Day immediately following the Expiration Date for the Exercise of the Call Option.

2.3. Should Casino decide to exercise the Call Option during the Period for the Exercise of the Call Option, Casino shall deliver a 45-day prior written notice to the Grantors (the “Call Option Notice”). The Call Option Notice shall be sent by facsimile transmission, confirmed by mail and addressed to the Representative of the Grantors. In view of the foregoing, the Parties hereby understand and agree that the effective sale and purchase, as well as the transfer to Casino of the Shares Subject to the Call Option may take place after the Expiration Date for the Exercise of the Call Option.

2.4. The date for the sale and purchase and transfer of the Shares Subject to the Call Option shall be the Business Day immediately following the end of the 45-day period mentioned in Section 2.3 hereof (the “Date for the Transfer of the Shares Subject to the Call Option”).

2.5. The sale and purchase of the Shares Subject to the Call Option shall take place in the city of São Paulo, State of São Paulo, Brazil.

2.6. The Shares Subject to the Call Option shall be free and clear of any Lien at the date of the purchase by Casino, to the satisfaction to of Casino and its counsel.

2.7. Casino shall pay the Price for the Shares Subject to the Call Option in Brazilian Reais and in Brazil, at the Conversion Rate prevailing on the Business Day immediately prior to the date of the delivery by Casino of the Call Option Notice. Payment thereof shall take place concurrently with the transfer by the Grantors of the Shares Subject to the Call Option in the books of CBD or by means of notices by each of the Grantors to the custodian bank in charge of the registry of shares of CBD, as the case may be.

2.7.1. Casino shall have no responsibility to allocate the Price for the Shares Subject to the Call Option among the Grantors, which allocation shall be the sole responsibility of the Grantors. In view of the foregoing, Casino shall be entitled to deliver the Price for the Shares Subject to the Call Option solely to the Representative of the Grantors.

2.8. The Grantors shall endeavor their best efforts to cause CBD to assist and cooperate in the transfer of the Shares Subject to the Call Option, and to make any filings with any

Governmental Authority or secure any governmental permits and consents prior to or in connection with the exercise of the Call Option and with the transfer of the Shares Subject to the Call Option.

2.9. In the event that the Grantors do not jointly comply with their obligation to voluntarily transfer to Casino the Shares Subject to the Call Option, Casino shall be entitled to deposit the Price for the Shares Subject to the Call Option with CBD and, in its capacity as special and irrevocable attorney-in-fact for Grantors in accordance with the provisions of Articles 660 and 683 of the Brazilian Civil Code, to execute and deliver any and all documents on behalf of each of the Grantors for the completion of the transfer of the Shares Subject to the Call Option, including, without limitation, notice to the custodian bank in charge of the registry of shares of CBD, and to cause CBD to perform any and all action required to be done in connection with such transfer.

2.9.1. The Parties expressly recognize that this Section shall be deemed the necessary instrument of appointment of attorney-in-fact as required under the provisions of Article 653 and following articles of the Brazilian Civil Code.

2.9.2. Casino is hereby authorized by the Grantors to delegate the powers granted hereunder to one or more individuals chosen by Casino.

2.9.3. In case of liquidation of any of the Grantors after the date of the Call Option Notice, Casino will be entitled to use the special and specific powers granted under this Section 2.9 in accordance with the provisions of Article 674 of the Brazilian Civil Code.

2.10. The Grantors expressly agree that, should Casino not exercise the Call Option on the Shares Subject to the Call Option, they shall convert them within thirty (30) calendar days from the Expiration Date for the Exercise of the Call Option in Preferred Shares of CBD, to the extent allowed by the applicable legislation and the By-Laws of CBD, and expressly agree to cause CBD to take all necessary steps for such conversion upon CBD receiving the pertinent notice from Casino, for and on behalf of the Grantors.

2.11. Without prejudice to the right granted to Casino under Section 2.9 hereof, the Parties hereby expressly recognize and accept that this Option Agreement constitutes an enforcement title under Brazilian law (“título executivo extra-judicial”) and grants the right to Casino to seek an order of specific performance for the Grantors to comply with their obligation to transfer to Casino the Shares Subject to the Call Option under the terms and conditions of this Option Agreement, pursuant to the provisions of Articles 585 and 632 of the Brazilian Civil Procedure Code. To this effect, the presentation of this Option Agreement, together with copy of the Call Option Notice and the evidence of deposit with CBD of the Price for the Shares Subject to the Call Option, shall be deemed as sufficient evidence for the completion of the sale and purchase of the Shares Subject to the Call Option.

2.12. For the purposes of validity of the Call Option against Third Parties, including, without limitation, CBD, either Party shall be entitled to submit this Option Agreement at any time for registration with the custodian bank in charge of the registry of shares of CBD. CBD and the custodian bank shall be obliged to effect its registration by virtue of the provisions of Article 40 of Brazilian Federal Law No. 6,404, of December 15, 1,976, as amended.

2.12.1. The Parties hereby expressly acknowledge and accept that either Party shall be entitled to seek an order of specific performance for CBD or the custodian bank in charge of the registration of shares of CBD to comply with their obligation under Article 40 of Brazilian Federal Law No. 6,404, of December 15, 1,976, as amended.

2.13. The Grantors, severally and jointly, hereby acknowledge and agree irrevocably that, during the Period for the Exercise of the Call Option:

a) the Grantors shall not create or permit to be created any Lien on any of the Shares Subject to the Call Option, except for the usufruct granted by Rio Soe to Península related to the voting rights of its Common Shares of CBD or as otherwise provide herein, and

b) the Grantors shall promptly give notice to Casino in case of any involuntary creation of any Lien on any of the Shares Subject to the Call Option and shall endeavor their best efforts in order to release them from any Lien, and

c) the Grantors shall not dispose, sell, transfer, assign, or in any form undertake to dispose, sell, transfer or assign the ownership or any other right over any of the Shares Subject to the Call Option and shall not enter in any negotiation or any transaction involving the Shares Subject to the Call Option, and

d) Península shall abstain from voting his portion of the Shares Subject to the Call Option in case of any impasse or deadlock between Casino and AD as long as AD and Casino share the control of CBD, in accordance with the terms of the Instrument of Usufruct, and

e) Península, as the beneficiary of the voting rights related to the Shares Subject to the Call Option owned by Rio Soe, shall always vote such portion of shares as instructed by the HOLDING COMPANY and, Rio Soe shall vote its portion of the Shares Subject to the Call Option as instructed by the HOLDING COMPANY, in case of the usufruct mentioned above not be in effect.

Notwithstanding the above , if a non-authorized transaction or agreement that does not comply with the aforementioned provisions is executed by the Grantors, it will be considered as null and void and the exercise of the voting will be disregarded in accordance with the provisions of Article 118, Paragraph 8, of Brazilian Federal Law No. 6,404, of December 15, 1,976, as amended. To this effect, the HOLDING COMPANY or Casino shall be entitled to file this Family Call Option Agreement at any time with CBD.

Article III – Representations and Warranties of Península and Rio Soe

3.1. In order to induce Casino to enter into this Family Call Option Agreement and to consummate the transactions contemplated by this Family Call Option Agreement, the Grantors hereby represent and warrant to Casino, jointly and severally, on and as of the date hereof, as follows:

a) Each of the Grantors has the power to enter into and perform the terms of this Family Call Option Agreement and has taken all corporate actions required to execute and perform this Family Call Option Agreement.

b) The Grantors shall have absolute and unrestricted right, title, and interest in the Shares Subject to the Call Option, which shall be free and clear of any Lien, except as otherwise provided herein.

c) The exercise of the Call Option shall transfer to Casino full and valid title to the corresponding Shares Subject to the Call Option free and clear of any Lien.

d) The transaction contemplated by this Family Call Option Agreement is not subject to any governmental consent or any other consent related thereto. No legal basis exists for any Brazilian Governmental Authority to invalidate the exercise of the Call Option.

e) This Family Call Option Agreement has been duly authorized, executed and delivered by the Grantors and constitute the legal, valid and binding obligations of the Grantors, enforceable against them in accordance with its terms.

f) Neither the execution and delivery by the Grantors of, nor the performance by the Grantors of their obligations under, this Family Call Option Agreement contravenes or will contravene or has resulted or will result in a breach or violation of any law, statute, governmental rule or regulation by the Grantors or of any permit, order, writ, franchise, injunction, judgment or decree of any court or Governmental Authority against the Grantors or by which they or any of their property is bound or of any indenture, mortgage, contract or other agreement or instrument to which each of the Grantors is a party or by which the Grantors or any of their property are bound or have constituted or will constitute a default thereunder or result in the imposition of any Lien on the Shares Subject to the Call Option.

g) The execution and performance of this Family Call Option Agreement and/or the implementation of the transactions provided herein will not make Casino liable or expose Casino to any liability for any debt or other obligation of the Grantors.

h) No information, statement, exhibit or report furnished or made by the Grantors to Casino in connection with the negotiation, execution, delivery or performance of this Family Call Option Agreement contains any material misstatement of fact or omits to state any material necessary fact to make the statement contained therein not misleading.

3.2. All representations and warranties contained in this Section or in any certificate or instrument furnished pursuant hereto shall survive:

a) the execution and delivery of this Family Call Option Agreement, the exercise of the Call Option, the purchase of the Shares Subject to the Call Option and the payment of the Price for the Shares Subject to the Call Option,

b) any investigation at any time made by or for Casino, and

c) any further disposition by Casino and/or its Affiliates of the Shares Subject to the Call Option.

3.3. The Grantors shall jointly and severally indemnify and hold harmless Casino from any loss, liability, damage or expense that Casino may directly or indirectly suffer, bear or become subject to as a result of, or relating to, any claim by any Third Party against Casino, or any damage suffered by Casino, due to any breach by the Grantors or any one of the Grantors of any representation and warranty included in this Article.

Article IV – Representations and Warranties of Casino

4.1. In order to induce the Grantors to enter into this Family Call Option Agreement and to implement the transactions contemplated by this Family Call Option Agreement, Casino hereby represents and warrants to the Grantors, on and as of the date hereof, as follows:

a) Casino is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the power to enter into and perform the terms of this Family Call Option Agreement and has taken all corporate actions required to execute and perform this Family Call Option Agreement.

b) This Family Call Option Agreement has been duly authorized, executed and delivered by Casino and constitute the legal, valid and binding obligations of Casino, enforceable against Casino in accordance with its terms.

c) Neither the execution and delivery by Casino of, nor performance by Casino or its obligations under, this Family Call Option Agreement contravenes or will contravene or has resulted or will result in a breach or violation of any law, statute, governmental rule or regulation or the By-laws of Casino or of any permit, order, writ, franchise, injunction, judgment or decree of any court or Governmental Authority against Casino or by which Casino or any of its property is bound or of any indenture, mortgage, contract or other agreement or instrument to which Casino is a party or by which Casino or any of its property is bound or has caused or will cause a default thereunder.

d) The execution and performance of this Family Call Option Agreement and/or the implementation of the transactions provided herein will make the Grantors liable or expose the Grantors to any liability for any debt or other obligation of Casino.

e) No information, statement, exhibit or report provided or made by Casino to the Grantors in connection with the negotiation, execution, delivery or performance of this Family Call Option Agreement contains any material misstatement of fact or omits to state any necessary material fact to make the statement contained therein not misleading.

4.2. All representations and warranties contained in this Section or in any certificate or instrument provided pursuant hereto shall survive:

a) the execution and delivery of this Family Call Option Agreement, the exercise of the Call Option, the purchase of the Shares Subject to the Call Option and the payment of the Price for the Shares Subject to the Call Option, and

b) any investigation at any time made by or for the Grantors.

4.3. Casino shall indemnify and hold harmless the Grantors from any loss, liability, damage or expense that the Grantors may directly or indirectly suffer, bear or become subject to as a result of, or relating to, any claim by any Third Party against the Grantors, or any damage suffered by the Grantors, due to any breach by Casino of any representation and warranty included in this Article.

Article V – Public Disclosure of this Family Call Option Agreement and of the Transactions Contemplated by this Family Call Option Agreement

5.1. At all times either Party shall obtain the prior written consent of the others prior to issuing any press release or making any other public disclosure or announcement or otherwise making any disclosure to any other Person or Governmental Authority concerning the transactions contemplated by this Family Call Option Agreement; provided, however, that no Party shall be prohibited from providing any such information to any Governmental Authority or otherwise disclosing any such information pursuant to, or as required by, any applicable law, permit, order or license or as otherwise required by any of such Governmental Authority, provided that the Party required to make such disclosure shall consult with the other Party prior to making such disclosure, to the extent possible.

Article VI – Force Majeure

6.1. Either Party shall not be responsible for any failures or delay in the performance of its obligations under this Family Call Option Agreement if any such failure or delay is caused by any reason attributable to the other Party or results from any cause beyond the reasonable control of the affected Party, including, without limitation, acts of God, all of which shall be deemed to be “caso fortuito” or “força maior” for the purpose of Article 393 and its sole paragraph of the Brazilian Civil Code. The affected Party shall send a written notice to the other Party of any event that may delay its performance hereunder within ten (10) Business Days following the occurrence of such event. The Parties hereto shall then mutually agree on the appropriate course of action.

Article VII – General Provisions

7.1. No Agency: There shall be no agency or fiduciary relationship between the Parties arising out of this Family Call Option Agreement. No Party shall identify itself as or hold itself out to be the agent of any other Party or of any Affiliate thereof except to the extent expressly authorized in this Family Call Option Agreement.

7.2. Expenses: Each of the Parties shall bear its own costs and expenses, including fees and disbursements of its counsel and accountants in connection with the negotiation and execution of this Family Call Option Agreement and in connection with the consummation of the transactions contemplated by this Family Call Option Agreement.

7.3. Interpretation: Whenever appropriate in the context, terms used in this Family Call Option Agreement in the singular also include the plural, and vice versa, and each masculine or feminine or neuter pronoun shall also include the other genders.

7.4. Headings: The headings for the articles and sections of this Family Call Option Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any of the terms and conditions of this Family Call Option Agreement.

7.5. Language: This Family Call Option Agreement is executed in both Portuguese and English languages. In case of any ambiguities or doubts arising out of this Family Call Option Agreement, the Portuguese version shall prevail.

7.6. Notices: All notices, requests, demands or other communications made pursuant to this Family Call Option Agreement shall be in writing in both English and Portuguese languages and may be delivered personally, by mail, by courier, by facsimile or similar means of communication, always confirmed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Grantors:

Av. Brigadeiro Luiz Antônio, 3126
São Paulo – SP
Brazil
Fax No.: (5511) 3885-6441
Attention: Mr. Abilio dos Santos Diniz

And

Rua Itália, 263 – Jardim Europa
São Paulo - SP
Brasil
Fax No. (5511) 3085-1652
Attention: Ms. Lucília Maria dos Santos Diniz

With a copy to:
Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al. Joaquim Eugênio de Lima, 447 São Paulo – SP
Brazil
Fax No.: (5511) 3147-7770
Attention: Mr. Pedro Luciano Marrey Jr. and Mr. Moacir Zilbovicius

If to Casino:

24, Rue de la Montat
Saint Etienne, France
Fax No.: (00334) 7745-3232
Attention: Mr. Pascal Rivet

With a copy to:
Tozzini, Freire, Teixeira e Silva Advogados
Rua Libero Badaró 293, 21 andar
São Paulo – SP – 01009-907
Brazil
Fax No.: (5511) 3291-1111
Attention: Mr. Syllas Tozzini

and

CMS Bureau Francis Lefebvre Mercosur
173 Ville Émile Bergerat
92522 Neuilly
France Fax No.: (5411) 4311-8088
Attention: Mr. Patrick Patelin

If to the AD:

Av. Brigadeiro Luiz Antônio, 3126
São Paulo – SP
Brazil
Fax No.: (5511) 3885-6441

Attention: Mr. Abilio dos Santos Diniz

With a copy to:
Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al. Joaquim Eugênio de Lima, 447
São Paulo – SP
Brazil
Fax.: (5511) 3147-7770
Attention: Mr. Pedro Luciano Marrey Jr. and Mr. Moacir Zilbovicius

If to LMD:

Rua Itália, 263 – Jardim Europa
São Paulo – SP
Brazil
Fax No.: (5511) 3085-1652
Attention: Ms. Lucilia Maria dos Santos Diniz

7.6.1. Notices, requests, demands and other communications shall be deemed given (a) if delivered personally or by courier or similar service, upon delivery, or (b) if delivered by mail, upon the upon the earlier of actual delivery or five (5) calendar days after being mailed, or (c) if delivered by facsimile transmission, upon receipt of confirmation of its transmission, provided that if such notices, requests, demands and other communications would otherwise be deemed given on a day that is not a Business Day in the location of the Party receiving it, the delivery shall be deemed to take place in the first Business Day following such day.

7.6.2. Any Party may change its address for purposes of this Section by notice to the others of such change in the manner specified above.

7.7. Assignment; Successors: This Family Call Option Agreement shall be binding upon and inure to the benefit of Parties and of any successor and authorized assign of any Party. The Grantors shall not assign or delegate any of their rights or obligations under this Family Call Option Agreement without the express written consent of Casino. Casino shall be allowed to freely assign or delegate any of its rights or obligations under this Family Call Option Agreement, provided that the assignee is an Affiliate of Casino and provided further that the assignee becomes automatically subject to the terms and conditions of this Family Call Option Agreement, with all of its rights and obligations. Should Casino sell the whole of its equity interest in CBD and in HOLDING COMPANY, to a Person other than the Grantors, the purchaser shall become automatically subject to the terms and conditions of this Family Call Option Agreement, with all of its rights and obligations.

7.8. Entire Agreement: This Family Call Option Agreement constitutes the entire and sole agreement and understanding between the Parties with respect to the subject matters of this Family Call Option Agreement and supersede any prior understanding, agreement, representation or warranties, whether oral or written, with respect to the subject matter of this Family Call Option Agreement.

7.9. Severability: Any provision of this Family Call Option Agreement that may be determined be competent authority to be prohibited or unenforceable in the competent jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Family Call Option Agreement, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Moreover, if any one or more provisions contained in this Family Call Option Agreement shall for any reason be held by any court of competent jurisdiction to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

7.10. Remedies: Without prejudice to the provisions of Section 2.11 hereof, the Parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Family Call Option Agreement and that either Party shall be entitled, at its sole discretion, to apply to any court of competent jurisdiction for an order of specific performance or for an injunctive relief in order to enforce or prevent any violations of the provisions of this Family Call Option Agreement pending a final determination of such matters or to cause the other Party to perform its obligations under this Family Call Option Agreement.

7.11. Modification; Amendment; Waiver: No modification of or amendment to any provision of this Family Call Option Agreement shall be effective unless approved in writing by the Parties. No Party shall be deemed to have waived compliance by the other Party with any provision of this Family Call Option Agreement unless such waiver is in writing, and failure by any Party at any time to enforce any of the provisions of this Family Call Option Agreement shall in no way be construed as a waiver of such provisions and shall not affect the rights of any Party thereafter to enforce such provisions in accordance with their terms. No waiver of any provision of this Family Call Option Agreement shall be deemed to be a waiver of any other provision of this Family Call Option Agreement. No waiver of any breach of any provision of this Family Call Option Agreement shall be deemed the waiver of any subsequent breach thereof or of any other provision of this Family Call Option Agreement.

7.12. Governing Law: This Family Call Option Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil without consideration of principles of conflicts or choices of law.

7.13. Jurisdiction: Any dispute derived from this Family Call Option Agreement shall be brought with exclusivity to the courts of the City of São Paulo, State of São Paulo, Brazil.

7.14. Taxes: The taxpayer as defined by the applicable legislation shall pay any and all Taxes payable with respect to transactions contemplated by this Family Call Option Agreement and to the actions that will implement those transactions.

7.15. Representative of the Grantors: To facilitate the implementation of the transactions contemplated by this Family Call Option Agreement, as of the date hereof, the Grantors (and their successors and permitted assigns) hereby irrevocably appoint and empower AD, and AD does hereby accept such appointment, as the sole and exclusive representative (the “Representative of the Grantors”) of the Grantors (and their successors and permitted assigns) to make all decisions and determinations on behalf of them (and their successors and permitted assigns) in which the Representative of the Grantors may deem necessary or appropriate to accomplish the intent, and implement the provisions of, this Family Call Option Agreement. All decisions of the Representative of the Grantors shall be final and binding on the Grantors. Casino and the HOLDING COMPANY shall be entitled to rely upon, without investigation, any decision of the Representative of the Grantors and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon.

7.15.1. The Grantors (and their successors and permitted assigns) hereby appoint the Representative of the Grantors as their agent for receipt of notices and other communications hereunder and to receive service of any and all process that may be serviced in any suit, action or proceeding arising out of this Family Call Option Agreement, the subject matter of this Family Call Option Agreement or any of the transactions contemplated by this Family Call Option Agreement, brought by any of the parties to this Family Call Option Agreement or any of their successors and permitted assigns. The Representative of the Grantors hereby acknowledges his acceptance as the agent of the Grantors for notices and other communications under this Family Call Option Agreement and service of process, and such notices, other communications and service of process may be made upon the Representative of the Grantors at the address specified in Section 7.6 hereof.

7.16. Drafting: The Parties have participated jointly and in good faith in the negotiation and drafting of this Family Call Option Agreement and agree that any ambiguity or question of intent or interpretation that may arise shall be construed on the presumption that this Family Call Option Agreement have been drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Family Call Option Agreement.

7.17. Counterparts: This Family Call Option Agreement may be executed in any number of counterparts with the same effect. All such counterparts shall be deemed an original if signed by the Parties and by CBD, shall be construed together and shall constitute one and the same instrument.

7.18. Conditioned Effectiveness: The effectiveness of all provisions set forth in this Family Call Option Agreement is conditioned upon the occurrence of the Closing (as defined in the JV Agreement) on the Closing Date (as defined in the JV Agreement) in accordance with the terms of the JV Agreement. In case the Closing does not take place, this Family Call Option Agreement (i) shall not have any effect upon the Parties, under any circumstances, as of its execution date, and (ii) shall be deemed automatically rescinded as of its execution date.

(Signature page of the Family Share Call Option Agreement dated as of June 22, 2005)

IN WITNESS WHEREOF, the Parties sign this Family Call Option Agreement in São Paulo, São Paulo, Federative Republic of Brazil, on the date specified in the beginning of this Family Call Option Agreement, in the presence of two (2) witnesses identified below.

PENÍNSULA PARTICIPAÇÕES LTDA.

By: ____________________________________________________
Name: Abilio dos Santos Diniz
Title: Officer

RIO SOE EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.

By: ____________________________________________________
Name: Lucilia Maria dos Santos Diniz
Title: Officer

CASINO GUICHARD PERRACHON S.A.

By: ____________________________________________________
Name: Jean Charles Naouri
Title: Chief Executive Officer

And as Intervening Parties,

____________________________________________________
ABILIO DOS SANTOS DINIZ

____________________________________________________
LUCILIA MARIA DOS SANTOS DINIZ

(Signature page of the Family Share Call Option Agreement dated as of June 22, 2005 – Cont.)

VIERI PARTICIPAÇÕES S.A.

By: ____________________________________________________
Name: Abilio dos Santos Diniz and Ana Maria Falleiros dos
Santos Diniz D’Avila
Title: Officers

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

By: ____________________________________________________
Name: Augusto Marques da Cruz and Caio Mattar
Title: Officers

Witnesses:

Name:	Name:
Id.:	Id.: